================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             First Hawaiian, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

               [LETTERHEAD OF FIRST HAWAIIAN, INC. APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF FIRST HAWAIIAN, INC.

     The Annual Meeting of the Stockholders of First Hawaiian, Inc. (the "Corporation") will be held on April 17, 1997 at 9:30 o'clock A.M. in the 30th floor Board Room of First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, for the following purposes:

     1. To elect 5 directors for a term of 3 years until the Annual Meeting of Stockholders in 2000, or until their successors are elected and qualified.

     2. To fix the total number of Directors at 15.

     3. To elect the Auditor of the Corporation.

     4. To transact such other business as may properly be brought before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on February 21, 1997, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.


                                        BY ORDER OF THE BOARD OF DIRECTORS:

                                        Herbert E. Wolff
                                        Senior Vice President and Secretary

Dated:  March 3, 1997

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

                  [LETTERHEAD OF FIRST HAWAIIAN APPEARS HERE]

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of First Hawaiian, Inc. (the "Corporation") of proxies to be used in the voting at the Annual Meeting of Stockholders of the Corporation to be held on April 17, 1997, and any adjournments thereof.

     The annual report of the Corporation, containing consolidated financial statements as at and for the year ended December 31, 1996, is being mailed to all stockholders simultaneously with the mailing of this proxy statement. This proxy statement and the form of proxy are first being distributed to stockholders on or about March 3, 1997.

     First Hawaiian, Inc. is a holding company for First Hawaiian Bank (the "Bank"), First Hawaiian Creditcorp, Inc., FHL Lease Holding Company, Inc., FHI International, Inc., Pacific One Bank, ANB Financial Corporation, and Pioneer Federal Savings Bank.

                       OUTSTANDING SHARES; VOTING RIGHTS

     At the close of business on February 21, 1997 (the "record date") there were 31,752,707 shares of common stock (the "Common Stock") of the Corporation outstanding. Each outstanding share is entitled to one vote on each matter submitted to a vote of stockholders; there is no cumulative voting.

     The following table sets forth information as of the record date for each person known by the Corporation to be the beneficial owner of more than 5% of the Common Stock:


                       Name and                                         Amount and
                      Address of                                        Nature of                    Percent
                      Beneficial                                        Beneficial                      of
                         Owner                                          Ownership                     Class
                      ----------                                     ----------------                -------

David M. Haig, Fred C. Weyand, Paul Mullin Ganley and                8,000,000 shares                 25.19
Walter A. Dods, Jr., as Trustees under the Will and of
the Estate of S.M. Damon, 999 Bishop Street, Honolulu,
Hawaii 96813/(1)/

Trust and Investments Division, First Hawaiian Bank,                 3,061,487 shares/(2)/             9.64
P.O. Box 3200, Honolulu, Hawaii 96847

Alexander & Baldwin, Inc., 822 Bishop Street                         1,692,894 shares                  5.33
Honolulu, Hawaii 96813/(3)/

-----------------
/(1)/Messrs. Haig, Weyand, Ganley and Dods are Directors of the Corporation.
     Mr. Dods is the Chairman and Chief Executive Officer of the Corporation. The Trustees have shared voting and investment power as to shares owned by the Damon Estate.

/(2)/The shares held by the Trust and Investments Division in fiduciary accounts include: 1,418,477 shares as to which it has sole voting power and 1,407,227 shares as to which it has sole investment power; 1,271,121 shares as to which it has shared voting power and 1,282,321 shares as to which it has shared investment power; 371,889 shares as to which sole voting power is retained by the settlors of the trusts; and 371,939 shares as to which sole investment power is held by outside investment advisers.

/(3)/Mr. John C. Couch, a Director of the Corporation, is the Chairman of the Board of Directors of Alexander & Baldwin, Inc. Alexander & Baldwin, Inc. has sole voting and investment power as to shares shown in the above table.

                                  PROXY VOTING

     Proxies in the accompanying form duly executed and received by the Corporation at any time before the Annual Meeting, and not revoked or superseded before being voted, will be voted at the Annual Meeting. Where a specification is indicated in the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted in accordance with the recommendations set forth in this Proxy Statement and in the discretion of the proxies named therein on all other matters properly to come before the meeting or any adjournment thereof.

     Proxies in the accompanying form may be revoked or superseded at any time before they are voted by a proxy of a later date, or by written notification received by the Secretary of the Corporation prior to the Annual Meeting. Attendance in person at the Annual Meeting does not of itself revoke a proxy previously given, but any stockholder who attends the Annual Meeting in person is free to revoke any proxy previously given and vote his or her shares in person.

     The Corporation will pay the cost of solicitation of proxies for the Annual Meeting. In addition to solicitation by use of the mails, proxies may be solicited personally or by telephone, facsimile or telegraph by certain officers and regular employees of the Corporation, who will not receive any added compensation for so doing. The Corporation may reimburse brokers and others holding shares in their names as nominees for their expenses in sending proxy material to beneficial owners.

                             ELECTION OF DIRECTORS

     The Bylaws of the Corporation provide that the Board of Directors is divided into 3 equal classes of Directors. Each class of Directors is elected to serve a 3 year staggered term, with the term of one class expiring at each Annual Meeting. The total number of Directors on the current Board is fixed at
15. The Board of Directors recommends that the stockholders again fix the total number of Directors at 15.

     Directors are elected by a plurality of the votes cast by the holders of the Corporation's Common Stock at the Annual Meeting at which a quorum is present. Under the Corporation's Certificate of Incorporation and Bylaws and under Delaware law, abstentions and broker non-votes will not have the effect of votes in opposition to election of a Director.

     Proxies in the accompanying form will (unless a contrary direction is indicated on the proxy) be voted to elect the nominees named below (who have been nominated by the present Board of Directors) as Directors to serve subject to the Certificate of Incorporation and Bylaws of the Corporation. If elected, each will serve for a term of 3 years or until a successor is duly elected and qualified.

     If any of the nominees listed are not available for election at the Annual Meeting (a contingency which the Board of Directors of the Corporation does not now foresee), the Board of Directors intends to recommend the election of such other persons as the Board may select in order to fill the vacancies. Proxies in the accompanying form will be voted for the election of such other persons unless authority to vote the proxies in the election of Directors has been withheld.

     The nominees designated by the Board of Directors are named below, with brief statements setting forth their present principal occupations and other information, including directorships in public companies:

                                                                            Shares of Common
                                                                        Stock of the Corporation      Percent
                Nominees for a Term of Three Years                         Beneficially Owned            of
         Until the Annual Meeting of Stockholders in 2000                 at February 21, 1997         Class
         ------------------------------------------------                 --------------------         -----

John W. A. Buyers, 69, has been a Director of the Corporation since               2,012                  *
1994 and a Director of the Bank since 1976. He has been Chairman of the Board and Chief Executive Officer of C. Brewer and Company,
Limited, a diversified agribusiness and specialty food company, since
1982. From 1975 to 1982, he was President and Chief Executive Officer
of C. Brewer and Company, Limited, Hawaii's oldest company. From 1971 to 1975, Mr. Buyers was President

                                                                            Shares of Common
                                                                        Stock of the Corporation      Percent
                Nominees for a Term of Three Years                         Beneficially Owned            of
         Until the Annual Meeting of Stockholders in 2000                 at February 21, 1997         Class
         ------------------------------------------------                 --------------------         -----

and Chief Executive Officer of General Waterworks Company in
Philadelphia, Pennsylvania. Since 1986, he has been Chairman of
Mauna Loa Resources, the managing general partner of Mauna Loa
Partners, a master limited partnership trading on the New York
Stock Exchange. The partnership is engaged in agribusiness. In
1993, he was elected Chairman of C. Brewer Homes, Inc., a new publicly-traded real estate development company. He is also a Director of John B. Sanfilippo & Sons, Inc. located in Elk
Grove Village, Illinois, and Vice Chairman and a Director of
Pacific International Center for High Technology Research in
Honolulu, Hawaii.

John C. Couch, 57, has been a Director of the Corporation since 1991               9,529                 *
and a Director of the Bank since 1985. He has been Chairman of the
Board of Alexander & Baldwin, Inc. ("A&B") since April 1, 1995 and has been President and Chief Executive Officer of that company since
April, 1992. He was President and Chief Operating Officer of A&B from
October, 1985 until April, 1989 and from April, 1991 to March, 1992.
From April, 1989 to December, 1996, he was Chief Executive Officer of
A&B-Hawaii, Inc., a wholly-owned subsidiary of A&B. He was President from April, 1989 until April, 1995, when he became Chairman. He has been a Director of A&B since 1985. He was President and Chief Operating
Officer of Matson Navigation Company, Inc., a wholly owned subsidiary of A&B, from January, 1985 to September, 1985 and Executive Vice
President and Chief Operating Officer from January, 1984 to December,
1984. From April, 1992 to April, 1995, he had been Vice Chairman and since April, 1995 he has been Chairman of Matson Navigation Company,
Inc. A&B, which is engaged in ocean transportation, agribusiness, property development and property management, holds 1,692,894 shares of Common Stock, as to which Mr. Couch disclaims beneficial ownership.

David M. Haig, 45, has been a Director of the Corporation since 1989           8,012,005               25.23
and a Director of the Bank since 1983. Mr. Haig is a beneficiary and, since 1982, a Trustee, under the Will and of the Estate of S. M. Damon.
His reported beneficial ownership of the Common Stock includes 8,000,000 shares owned by the Estate of S. M. Damon as to which Mr. Haig shares voting and investment powers. He is beneficiary of an HR-10 plan which holds 5,435 shares of the Common Stock as to which he has sole voting and investment powers.

Dr. Roderick F. McPhee, 68, has been a Director of the Corporation                12,978                 *
or the Bank since 1972. From 1968 through 1994, he was President of
Punahou School, a kindergarten through 12th grade college preparatory school. Dr. McPhee was President and ex-officio non-voting member of the Board of Trustees of Punahou School, which owns 210,256 shares of the Common Stock. He has no voting or investment powers with respect to such shares and disclaims beneficial ownership thereof.

                                                                            Shares of Common
                                                                        Stock of the Corporation      Percent
                Nominees for a Term of Three Years                         Beneficially Owned            of
         Until the Annual Meeting of Stockholders in 2000                 at February 21, 1997         Class
         ------------------------------------------------                 --------------------         -----

John K. Tsui, 58, was elected as a Director of the Corporation to fill            26,116                  *
the unexpired term of Mr. Robert J. Pfeiffer on July 20, 1995 (Mr. Pfeiffer
retired as a Director of the Corporation on June 30, 1995). He has been a
Director of the Bank since July 1994. He was Executive Vice President of
Bancorp Hawaii, Inc. from 1986 to June 1994 and Vice Chairman at Bank of
Hawaii from 1984 to 1994. He became President and Chief Operating Officer of First Hawaiian Bank on July 1, 1994. He has been President of the
Corporation since April 20, 1995. His reported beneficial ownership of the
Common Stock includes 13,800 shares that Mr. Tsui has the right to acquire within 60 days through the exercise of stock options.

*The percentage of shares beneficially owned does not exceed 1% of the shares currently outstanding, including shares that can be acquired within 60 days through the exercise of stock options.

     Each of the foregoing nominees attended 75% or more of the combined total number of meetings held during 1996 of the Board and Committees on which he sits. The Board of Directors met 12 times in 1996.

     The Board of Directors recommends a vote to fix the total number of Directors at 15 and a vote FOR the above nominees.

             DIRECTORS CONTINUING IN OFFICE AND EXECUTIVE OFFICERS

     The Directors continuing to serve on the Board of Directors, pursuant to their prior elections, and the named executive officers listed in the Summary Compensation Table below, are listed here. The Directors will serve subject to the Certificate of Incorporation and the Bylaws of the Corporation until the annual meeting of stockholders in the year shown parenthetically after each name and until their respective successors have been duly elected and qualified.

                                                                            Shares of Common
                                                                        Stock of the Corporation       Percent
                                                                           Beneficially Owned            of
                  Directors Continuing to Serve                            at February 21, 1997         Class
                  -----------------------------                            --------------------         -----

Walter A. Dods, Jr., 55, (1999) has been Chairman of the Board and               8,340,017              26.27
Chief Executive Officer of the Corporation and the Bank since
September, 1989. He was President of the Corporation from March,
1989 to March, 1991. He was President of the Bank from November,
1984 to October, 1989 and has been a Director of the Bank since
1979. He was an Executive Vice President of the Corporation from
1982 to 1989 and has been a Director of the Corporation since
1983. He has been with the Bank since 1968. His reported beneficial ownership of the Common Stock includes 924 shares held in his wife's individual retirement account as to which Mr. Dods disclaims beneficial ownership, and 69,300 shares that Mr. Dods has the right to acquire within 60 days through the exercise of stock options. He is a Trustee under the Will and of the Estate of S. M. Damon and his reported beneficial ownership of the Common Stock includes
8,000,000 shares owned by the Estate of S. M. Damon as to which
Mr. Dods shares voting and investment powers. He is a Director of
Alexander & Baldwin, Inc., which holds 1,692,894 shares of the
Common Stock, as to which

                                                                            Shares of Common
                                                                        Stock of the Corporation      Percent
                                                                           Beneficially Owned            of
                    Directors Continuing to Serve                         at February 21, 1997         Class
                    -----------------------------                         --------------------         -----
Mr. Dods disclaims beneficial ownership. He is a Trustee of Punahou
School, which owns 210,256 shares of the Common Stock; he has shared voting and investment powers with respect to such shares and disclaims beneficial ownership thereof.

Dr. Julia Ann Frohlich, 56, (1998) has been a Director of the Corporation          1,200                  *
since 1992 and a Director of the Bank since August, 1991. She has been a
Director of First Hawaiian Creditcorp, Inc. and First Hawaiian Leasing,
Inc. since 1990. She has been President of the Blood Bank of Hawaii since
1985.

Paul Mullin Ganley, 57, (1999) has been a Director of the Corporation          8,037,114                25.31
since 1991 and a Director of the Bank since 1986. He is a Trustee under the Will and of the Estate of S.M. Damon and a partner in the Carlsmith
Ball Wichman Case & Ichiki law firm. His reported beneficial ownership of the Common Stock includes 8,000,000 shares owned by the Estate of
S.M. Damon as to which Mr. Ganley shares voting and investment powers;
19,434 shares in his revocable living trust as to which he has sole voting and investment powers; 12,336 shares in a money purchase pension plan as to which he has sole voting and investment powers; 5,159 shares in one individual retirement account as to which he has sole voting and investment powers; and 185 shares for which he has shared voting and investment powers, as successor trustee.

John A. Hoag, 64, (1998) was an Executive Vice President of the                   71,093                  *
Corporation from 1982 to 1991 and was President of the Corporation from
1991 until April 20, 1995. He has been a Director of the Corporation since 1991. He has been a Director of the Bank since October, 1989. From
1989 until June 30, 1994, Mr. Hoag was President of the Bank; from that date until his date of retirement, June 1, 1995, he was Vice Chairman of the Bank. He has been with the Bank since 1960. His reported beneficial ownership of the Common Stock includes 19,020 shares in his wife's revocable living trust as to which Mr. Hoag disclaims beneficial ownership and 33,935 shares that Mr. Hoag has the right to acquire within 60 days through the exercise of stock options. Mr. Hoag is Chairman of the Board of Hawaii
Reserves, Inc., a land management corporation, and he is on the Board of
Castle Medical Center.

Bert T. Kobayashi, Jr., 56, (1998) has been a Director of the Corporation          5,575                  *
since 1991 and a Director of the Bank since 1974. He is a principal of the law firm of Kobayashi, Sugita & Goda. He is a Director of Schuler Homes, Inc., a
land development company. His reported beneficial ownership of common stock includes 570 shares held in his wife's individual retirement account as to which Mr. Kobayashi disclaims ownership.

                                                                            Shares of Common
                                                                        Stock of the Corporation      Percent
                                                                           Beneficially Owned            of
              Directors Continuing to Service                             at February 21, 1997         Class
              -------------------------------                             --------------------         -----
Dr. Richard T. Mamiya, 72, (1999) has been a Director of the                       4,476                  *
Corporation since 1994 and a Director of the Bank since 1980.
He is Senior Vice President of Queen's International Corp.
and on the active staff of Queen's Medical Center for thoracic, cardiovascular, and general surgery; he is on the courtesy staff of Straub, Kuakini, and Kapiolani Children's hospitals.

Dr. Fujio Matsuda, 72, (1999) has been a Director of the Corporation               3,014                  *
since 1987 and a Director of the Bank since 1985. Since July 1996, he has been Chairman, Pacific International Center for High Technology
Research. He was President of the Japan-America Institute of Management
Science from September 1994 to June 1996. He was Executive Director of
the Research Corporation of the University of Hawaii from 1984 until
1994; he was the President of the University of Hawaii from 1974 to 1984.

George P. Shea, Jr., 58, (1999) has been a Director of the Corporation             2,897                  *
since March, 1993 and the Bank since March, 1989. He was Chairman,
President and Chief Executive Officer of First Insurance Company of
Hawaii, Ltd. ("First Insurance") from 1988 until his retirement on
March 1, 1995. He was a Certified Public Accountant with the public accounting firm, Peat Marwick Mitchell & Company, from 1965 to 1971 when he joined First Insurance and was promoted to Treasurer. He was
Vice President, Secretary and Treasurer of First Insurance from 1978 to 1982 and President and Chief Executive Officer from 1982 to 1988.

Fred C. Weyand, 80, (1998) has been a Director of the Corporation              8,021,521                25.26
since 1986 and a Director of the Bank since 1981. He was Vice President of the Corporation from 1976 to 1982; Senior Vice President of the Bank from 1980 to 1982 and Corporate Secretary from 1978 to 1981. He served as a commissioned officer in the United States Army from 1940 to 1976 and held the office of Chief of Staff from 1974 to 1976. He is a Trustee under the Will and of the Estate of S.M. Damon. His reported beneficial ownership of the Common Stock includes 8,000,000 shares owned by the
Estate of S.M. Damon as to which he shares voting and investment powers and 11,521 shares in his wife's revocable living trust as to which he shares voting and investment powers.

Robert C. Wo, 71, (1998) was a Director of the Corporation from 1974              15,116                  *
to 1989 and again since 1992 and has been a Director of the Bank since
1963. He has been President and Secretary of BJ Management Corp., a management consulting company, since 1979. He has been Chairman of C.S.
Wo & Sons, Ltd., a manufacturer and retailer of home furnishings, since
1973. His reported beneficial ownership of the Common Stock includes
8,000 shares in the Betty and Bob Wo Foundation as to which he shares voting and investment powers, and 300 shares held jointly with his wife.

                                                                            Shares of Common
                                                                        Stock of the Corporation      Percent
                                                                           Beneficially Owned            of
                    Executive Officers                                    at February 21, 1997         Class
                    ------------------                                    --------------------         -----
Donald G. Horner--His reported beneficial ownership of the                       36,158                 *
Common Stock includes 14,254 shares that Mr. Horner has the
right to acquire within 60 days through the exercise of stock options.

Howard H. Karr--His reported beneficial ownership of the Common                  41,759                 *
Stock includes 2,500 shares held in a custodial account for a child for which he has sole voting and investment powers, and
18,025 shares that Mr. Karr has the right to acquire within 60 days through the exercise of stock options.

Gerald M. Pang--His reported beneficial ownership of the Common                  12,105                 *
Stock includes 9,914 shares that Mr. Pang has the right to acquire within 60 days through the exercise of stock options.

Nominees, Directors Continuing to Serve and Executive Officers
--------------------------------------------------------------

Beneficial Ownership of all Nominees, Directors, and Executive                8,654,685               27.26
Officers as a Group (18 persons).

--------------
*The percentage of shares beneficially owned does not exceed 1% of the shares currently outstanding, including shares that can be acquired within 60 days through the exercise of stock options.

     Each of the foregoing Directors attended 75% or more of the combined total number of meetings held during 1996 of the Board and Committees on which he or she sits. The Board of Directors met 12 times in 1996.

Beneficial Ownership Reporting Compliance

     To the Corporation's knowledge, which is based solely on a review of reports of changes in ownership of the Common Stock as received by the Corporation from directors, executive officers and other persons owning more than 10% of the Common Stock, the Corporation believes that all such reports required to be filed in 1996 and to date in 1997 were timely filed with two exceptions. Mr. Donald G. Horner, an executive officer, inadvertently filed a late report regarding a 1996 purchase of 100 shares of the Common Stock through a discretionary brokerage account. Dr. Richard T. Mamiya, a Director, inadvertently failed to file reports regarding 3 purchases of 385, 46 and 45 shares, respectively, of the Common Stock through a trust, all in 1994. The purchases have all been subsequently reported.

Committees of the Board

     Among the standing committees of the Board are the Executive Committee, Executive Compensation Committee and the Joint Audit Committee. The Executive Committee also acts as the Nominating Committee.

     The Executive Committee, acting as the Nominating Committee, advises the Board of Directors with respect to the total number of Directors to be elected to the Board and recommends the persons to be nominated for election as Directors. The Committee will consider nominees recommended by the stockholders for election as Director. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Corporation in a sufficient time prior to the Annual Meeting of the Corporation's stockholders for the Committee to consider and act upon such recommendation. The Committee, acting as the Nominating Committee, met once in 1996. Its members are Bert T. Kobayashi, Jr. (Chairman), Walter A. Dods, Jr., Fred C. Weyand and Robert C. Wo.

     The Executive Compensation Committee acts upon the executive compensation program of the Corporation and its subsidiaries. The Committee administers the Incentive Plan for Key Executives (the "IPKE"), the Long-Term Incentive Plan (the "LTIP"), the Stock Incentive Plan (the "SIP"), and the Deferred Compensation Plan, reviews the performance and salaries of the Corporation's Chief Executive Officer and other senior management officers of the Corporation and its subsidiaries and makes recommendations to the

Board of Directors with respect to the appropriate senior management compensation structure. The Committee met 5 times in 1996. Its members are Fujio Matsuda (Chairman), John C. Couch, Julia Ann Frohlich, David M. Haig, Richard T. Mamiya and Roderick F. McPhee.

   The Joint Audit Committee, which met 6 times during 1996, determines on behalf of the Board whether the performance and examination of the independent public accounting firm and the Corporation's internal auditor are satisfactory and adequate to meet the Board's supervisory responsibility. The Committee reviews internal auditing reports, the adequacy of internal financial and accounting controls, the work of the external and internal auditors and management's responses to their audit reports and recommendations. It recommends the independent public accounting firm proposed for election as Auditor of the Corporation. It also reviews the Corporation's reports to stockholders and other financial statements. The Committee reviewed and approved the 1996 audit plan. The members of the Joint Audit Committee are George P. Shea, Jr. (Chairman), John W.A. Buyers, Warren H. Haruki, Howard K. Hiroki, Glenn A. Kaya and Wesley
T. Park. Messrs. Haruki and Hiroki are Directors of the Bank and hold certified public accountants certificates, as does Mr. Shea. Mr. Park is a Director of Pioneer Federal Savings Bank, a subsidiary of the Corporation. Mr. Kaya is a Director of the Bank and of First Hawaiian Creditcorp, Inc., a subsidiary of the Corporation.

Compensation of Directors

   In 1996, the Corporation paid a quarterly retainer of $3,000 to each member of the Board of Directors who was not an employee of the Corporation or its subsidiaries. All members of the Board received a fee of $800 and reimbursement for transportation expenses for each Board meeting attended and $700 for each committee meeting attended. As chairman of the Joint Audit Committee which involves numerous other meetings with the external and internal auditors and evaluation of operations, procedures and controls, Mr. Shea is paid an additional $2,000 per month. Beginning in 1997, Directors who are also employees of the Corporation or one of its subsidiaries will no longer receive Board and committee fees.

   The Corporation has a Directors' Retirement Plan for non-employee Directors of the Corporation and the Bank who are not covered by the Corporation's employees' retirement programs. Following retirement from the Board after reaching age 55 and at least 10 years of service, the retired Director or his or her beneficiary will be entitled to receive monthly payments for a 10 year period at an annual rate equal to one-half of the annual retainer fee in effect at the time of the Director's retirement.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table summarizes the compensation for the Chief Executive Officer and the other four most highly compensated executive officers for the years ended December 31, 1996, 1995 and 1994.

                                                                                Long-Term Compensation
                                                                       --------------------------------------
                                Annual Compensation                              Awards            Payouts
                         --------------------------------------------  ------------------------  ------------
         Name                                               Other
         and                                               Annual      Restricted    Securities                All Other
       Principal                                           Compen-      Stock        Underlying    LTIP        Compen-
       Position          Year  Salary/(1)/   Bonus/(2)/   sation/(3)/   Awards/(4)/   Options    Payouts/(5)/  sation/(6)/
----------------------   ----  -----------   ----------   -----------  -----------   ----------  ------------  -----------
Walter A. Dods, Jr.      1996   $825,267     $462,691       $29,463         --         22,000       None         $78,500
  Chairman of the        1995   $776,100     $336,666       $23,761         --         21,000       None         $59,408
  Board of Directors,    1994   $714,580     $ 15,625       $42,887         --         22,000       None         $49,783
  Chief Executive
  Officer, and
  Director of the
  Corporation
  and Bank

John K. Tsui             1996   $547,133     $131,437       $25,220    110,006         11,680       None         $26,562
  President and          1995   $501,733     $  7,733       $28,658    100,011         11,760       None         $12,029
  Director of the        1994   $227,258     $    420       $ 7,102         --         10,000       None         $ 3,047
  Corporation and
  President and Chief
  Operating Officer
  and Director of the
  Bank

                                                                                Long-Term Compensation
                                                                       --------------------------------------
                                Annual Compensation                              Awards            Payouts
                         --------------------------------------------  ------------------------  ------------
         Name                                               Other
         and                                               Annual      Restricted    Securities                All Other
       Principal                                           Compen-      Stock        Underlying    LTIP        Compen-
       Position          Year  Salary/(1)/   Bonus/(2)/   sation/(3)/   Awards/(4)/   Options    Payouts/(5)/  sation/(6)/
----------------------   ----  -----------   ----------   -----------  -----------   ----------  ------------  -----------
Howard H. Karr           1996   $321,033      $124,914      $14,044        --          5,840     None            $17,034
  Executive Vice         1995   $296,033      $109,520      $13,210        --          5,880     None            $11,324
  President and          1994   $278,144      $  6,250      $19,464        --          5,660     None            $ 7,567
  Treasurer of the
  Corporation and
  Vice Chairman,
  Chief Financial Officer
  and Treasurer of
  the Bank

Donald G. Horner         1996   $287,633      $111,791      $13,951        --          5,310     None            $12,966
  Executive Vice         1995   $262,633      $ 98,641      $14,375        --          5,290     None            $ 9,633
  President of the       1994   $232,615      $  5,375      $19,101        --          3,870     None            $ 6,070
  Corporation and
  Vice Chairman of
  the Bank

Gerald M. Pang           1996   $170,863      $ 66,761      $12,514        --          2,950     None            $ 9,270
  Senior Vice            1995   $165,680      $ 62,062      $12,188        --          3,150     None            $ 6,595
  President and          1994   $161,784      $  4,017      $17,988        --          3,030     None            $ 4,698
  Chief Credit Officer
  of the Corporation
  and Executive Vice
  President and Chief
  Credit Officer of
  the Bank

Notes to Summary Compensation Table:

Note (1) Includes the following for the above-named executive officers:

                                                              Base        Director and                          Total
                                              Year           Salary      Committee Fees        Other           Salary
                                              --------------------------------------------------------------------------
             Dods............................ 1996           $741,667       $83,600           $  --           $825,267
                                              1995           $687,500       $88,600           $  --           $776,100
                                              1994           $625,000       $85,800           $3,780          $714,580
             Tsui............................ 1996           $473,333       $73,800           $  --           $547,133
                                              1995           $433,333       $68,400           $  --           $501,733
                                              1994           $200,000       $25,800           $1,458          $227,258
             Karr............................ 1996           $295,833       $25,200           $  --           $321,033
                                              1995           $270,833       $25,200           $  --           $296,033
                                              1994           $250,000       $25,200           $2,944          $278,144
             Horner.......................... 1996           $270,833       $16,800           $  --           $287,633
                                              1995           $245,833       $16,800           $  --           $262,633
                                              1994           $215,000       $16,800           $  815          $232,615
             Pang............................ 1996           $170,863       $   --            $  --           $170,863
                                              1995           $165,680       $   --            $  --           $165,680
                                              1994           $160,680       $   --            $1,104          $161,784

Note (2) Includes cash payments under the Corporation's Cash Bonus Plan ("Cash
         Bonus Plan") for all three years and cash payments under the IPKE for 1995 and 1994. IPKE payments for the calendar year 1994 were paid in 1995 and for calendar year 1995 in 1996. IPKE payments for calendar year 1996 are in the process of being calculated and will be reported in the Proxy Statement for the 1998 annual meeting.

Note (3) Includes primarily imputed income, including "gross-up" for income taxes, related to social club memberships and dues and personal use of automobiles in 1994, and automobile allowances in 1995 and 1996. The amounts of Other Annual Compensation for the above-named officers in each of the three most recent years (other than Mr. Pang in 1994) were less than $50,000 or 10% of Salary and Bonus. In 1994, Mr. Pang received imputed income, including "gross-up", related to club membership and dues in the amount of $4,881; automobile allowance of $1,200; and imputed amounts, including "gross-up", related to personal use of an automobile in the amount of $11,907.

Note (4) The Executive Compensation Committee may, at its sole discretion, pay
         IPKE awards in restricted Common Stock with a fair market value equal to the payment amount, in lieu of cash. As of December 31, 1996, the aggregate number of non-vested restricted shares by the year of vesting of such shares for each of the above-named executive officers and aggregate market value (based on the market price of the stock at December 31, 1996) follow:

                                          Number of                   Market
                                      Shares Vesting In                Value
                                            1998                     12/31/96
                                      -----------------             ----------
         Dods...............                 --                     $    --
         Tsui...............                7,816                     273,560
         Karr...............                 --                          --
         Horner.............               17,666                     618,310
         Pang...............                 --                          --
                                      -----------------             ----------
               Total........               25,482                   $ 891,870

         Dividends are paid to the above-named executive officers on their restricted stock holdings. Participants are entitled to vote the restricted shares. Restricted IPKE shares become vested upon the participant attaining 60 years of age, completion of 20 full years of employment, retirement, death, or termination of employment prior to retirement with the approval of the Corporation, whichever occurs earliest. Beginning in 1989, for those participants who had previously met the minimum restrictions for vesting by completion of 20 full years of employment or attaining 60 years of age, the Committee imposed a five-year minimum waiting period from the date of any subsequent stock awards. The IPKE also provides for forfeiture by the participant and reversion to the Corporation of all non-vested shares previously awarded in certain cases of termination of employment. Mr. Dods' interest in 8,163 restricted IPKE shares awarded in 1990 became vested in 1995. The fair market value of the vested shares was reported in the Proxy Statement for the 1996 Annual Meeting as a Restricted Stock Award. However, commencing with this Proxy Statement, the Company has elected to report awards of restricted IPKE shares in the year in which they are awarded by the Executive Compensation Committee. Consequently, the fair market values of restricted IPKE share awards to Mr. Tsui in 1995 and 1996 are reflected as Restricted Stock Awards in this Proxy Statement.

Note (5) Because the Corporation did not exceed its minimum threshold average return on equity ("ROE") of 15% for the 1992-1994 and 1993-1995 performance cycles, and its minimum threshold ROE of 14% for the 1994-1996 performance cycle, no awards were paid in 1995 or 1996, or will be payable in 1997 for the cycle which ended December 31, 1996.

Note (6) Includes (i) premiums for term life insurance, including "gross-up" for income taxes; (ii) amounts related to split dollar insurance agreements as discussed below; and (iii) Corporation contributions for the account of the above-named executive officers to the Corporation's Profit Sharing Plan ("Profit Sharing Plan") and amounts credited to the accounts of such executive officers under the profit-sharing portion of the Corporation's nonqualified, unfunded Supplemental Executive Retirement Plan ("SERP") that provides benefits that would have been provided under the Profit Sharing Plan but for Internal Revenue Code restrictions on such benefits. (In determining profit-sharing benefits under the SERP, the participant's covered compensation includes base pay, commissions, overtime, short-term incentive pay, and the annual cash bonus earned under IPKE; a participant's covered compensation does not include the cash portion of the Corporation's Cash Bonus Plan. Details of All Other Compensation for each of the above-named executive officers for 1996 are as follows:



                                                                     Profit Sharing Plan
                                    Term          Split Dollar         (including SERP)
                                  Insurance        Insurance            Contributions          Total
                                  ---------       ------------       -------------------      -------
         Dods.........            $32,483            $3,326                $42,691            $78,500
         Tsui.........            $  --              $5,125                $21,437            $26,562
         Karr.........            $  --              $2,120                $14,914            $17,034
         Horner.......            $  --              $1,175                $11,791            $12,966
         Pang.........            $  --              $  847                $ 8,423            $ 9,270


         The Corporation has split dollar insurance agreements with the named executive officers, as well as certain other senior officers. The Corporation pays the insurance premium and imputes the economic benefit to the executive utilizing the PS58 table published by the Internal Revenue Service. Under the agreement, the executive owns a policy with a death benefit equal to three times final salary and the Corporation owns an interest in the policy on the life of the executive sufficient to recover all insurance premiums previously paid plus any foregone interest, net of the income tax benefit, on such premium payments upon the death of the executive. The amount for each named executive officer under this split dollar insurance agreement included in the above table represents the foregone interest, net of applicable income tax benefit. The Corporation also has a $1,000,000 whole life insurance policy on the life of Mr. Dods. The premium and related "gross-up" for income taxes on this policy are included under the Term Insurance column. The death benefit under this policy is deducted from the death benefit under Mr. Dods' split dollar policy.

Option Grants in Last Fiscal Year

    The following table sets forth the stock options granted on March 6, 1996 to each of the above-named executive officers under the Corporation's SIP. The table also lists the potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options, which is set at 10 years. The Corporation does not have a stock appreciation rights program.

                                                                                         Potential Realizable Value at
                                                                                           Assumed Annual Rates of
                                                                                           Stock Price Appreciation
                                            Individual Grants/(1)/                           for Option Term/(2)/
                            ---------------------------------------------------------      -----------------------
                               Number of        Percent of
                              Securities      Total Options       Exercise
                              Underlying       Granted to           or         Expira-
                                Options       Employees in      Base Price      tion
        Name                 Granted/(3)/      Fiscal Year      Per Share       Date          5%             10%
                            -------------    --------------    ----------     -------      --------       --------
Walter A. Dods, Jr..........     22,000          15.8%          $28.25        3/06/06      $390,858       $990,511
John K. Tsui................     11,680           8.4%          $28.25        3/06/06      $207,510       $525,871
Howard H. Karr..............      5,840           4.2%          $28.25        3/06/06      $103,755       $262,936
Donald G. Horner............      5,310           3.8%          $28.25        3/06/06      $ 94,339       $239,073
Gerald M. Pang..............      2,950           2.1%          $28.25        3/06/06      $ 52,411       $132,819

Notes to Option Grants in Last Fiscal Year:

Note (1) Options under the SIP are granted at 100% of the market value of the stock on the date of the grant. Options vest 25% per year after the first anniversary of the date of grant. No option may be exercised prior to vesting (and in no event earlier than 6 months after the date of grant) or later than 10 years after the date of grant. The exercise price of an option is payable either in cash, by tendering previously acquired shares by the optionee, or by a combination of cash and previously acquired shares. In the event of a change in control, as defined in the SIP, all options granted and held at least 6 months become immediately exercisable and vested. In the event of death, disability or retirement, the Committee has the discretion to accelerate the vesting of options previously granted. The SIP provides for the shortening of the exercise period for vested options if termination is due to death, disability or retirement. The SIP also provides for the Corporation to withhold statutory income taxes upon the exercise of the options by the option holder paying cash or tendering previously acquired Common Stock or by the Corporation withholding the appropriate number of option shares which would have been issued following the option exercise. Without the approval of the stockholders of the Corporation, the SIP cannot be terminated, amended, or modified to (a) increase the total amount of shares which may be issued except as provided in the SIP; (b) change the class of eligible employees; (c) materially increase the cost of the SIP or benefits to the participants; (d) extend the maximum period after the date of grant during which the options may be exercised; or (e) change the provisions of the exercise price.

Note (2) The potential realizable value is reported net of the option exercise price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation of the underlying stock of 5% and 10% from the date of grant to the end of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Corporation's Common Stock, overall stock market conditions, and the optionees' continued employment through the vesting period. The amounts reflected in these columns may not necessarily be achieved.

Note (3) None of the options granted represent reload options.

Option Values at December 31, 1996

   The following table reflects the securities underlying unexercised options and the value of these options as of December 31, 1996:

                                                Number of
                                               Securities          Value of
                                               Underlying         Unexercised
                                               Unexercised       In-the-Money
                                               Options at         Options at
                                            December 31, 1996  December 31, 1996
                                              Exercisable/       Exercisable/
                   Name                       Unexercisable      Unexercisable
          --------------------------------  -----------------  -----------------
          Walter A. Dods, Jr..............    48,550/53,250    $376,700/$413,000
          John K. Tsui....................     7,940/25,500    $ 64,180/$198,880
          Howard H. Karr..................    12,440/14,320    $ 95,470/$111,260
          Donald G. Horner................     9,704/12,146    $ 75,142/$ 94,418
          Gerald M. Pang..................     6,987/ 7,473    $ 54,295/$ 58,302

   There were no options exercised by the named executive officers in 1996.

Ten-Year Option Repricings

   For the year ended December 31, 1996, there was no adjustment or amendment to the exercise price of the stock options previously awarded.

Long-Term Incentive Plans-Awards in Last Fiscal Year

   The Corporation's LTIP applies to a group of key executives approved by the Executive Compensation Committee, much smaller than the group eligible for IPKE and SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain a target level of performance over a 3-year performance cycle. The LTIP is administered by the Executive Compensation Committee and has no expiration date.

   Under the LTIP, no "awards" of shares, units or other rights, as such, are granted. Instead, at the beginning of each 3-year cycle, the Executive Compensation Committee designates which key executives will be eligible to participate in the LTIP for the cycle. Additional key executives may be declared eligible during the cycle. The Committee also establishes target amounts of individual payouts and corporate performance standards to be met over the 3-year performance cycle.

   In 1996, the Executive Compensation Committee established the formula for LTIP awards for the 3-year cycle 1996-1998. Under the formula for this cycle, LTIP payouts are based on target percentages (ranging from 10% to 50%) of each participant's average base salary over the 3-year performance cycle. If the Corporation does not achieve a minimum threshold average annual return on assets ("ROA") of 1% over the 3-year performance cycle, no payouts will be due under the LTIP. When the Corporation's ROA exceeds the minimum threshold level, the target awards to participants are adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by relative return on aver-age equity ("ROE"), and based upon the relative Total Stockholder Return ("TSR"). Relative ROE and relative TSR are equally weighted in the payout calculation. In addition, LTIP payouts to participants may be adjusted by the Committee based on that individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance).

   The peer group used for comparative ROE and TSR purposes is comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations.

   Cash payouts are made after each 3-year performance cycle. There were no payouts in 1996 for the three-year cycle 1993-1995 because the Corporation did not achieve the minimum threshold average ROE required for that cycle. (For 3-year performance cycles ending in years before 1997, the minimum threshold performance measure was average ROE rather than average ROA.) A participant can elect to have the cash award deferred for future payment under the Corporation's Deferred Compensation Plan.

   The following table reflects the estimated future payouts, with respect to the named executive officers, at threshold, target and maximum award levels for the 3-year performance cycle beginning in 1996 and ending in 1998. Actual payouts are contingent upon the Corporation meeting its minimum threshold ROA and are subject to adjustment by the Committee as described above, based upon corporate and individual performances, which will be determined in 1999 for the 1996-1998 performance cycle.


                                        Performance
                         Number of        or Other                    Estimated Future Payouts
                       Shares, Units    Period Until           under Non-Stock Price-Based Plans/(2)/
                         or Other      Maturation or    --------------------------------------------------
        Name              Rights         Payout/(1)/    Threshold/(3)/         Target           Maximum/(4)/
---------------------  -------------   --------------   ------------          --------          ----------
Walter A. Dods, Jr...      None           12/31/98          None              $370,834           $726,834
John K. Tsui.........      None           12/31/98          None              $142,000           $278,320
Howard H. Karr.......      None           12/31/98          None              $ 73,958           $144,958
Donald G. Horner.....      None           12/31/98          None              $ 67,708           $132,708
Gerald M. Pang.......      None           12/31/98          None              $ 42,716           $ 83,723

Notes to Long-Term Incentive Plans--Awards in Last Fiscal Year:

Note (1) Performance period beginning January 1, 1996 and ending December 31,
         1998.

Note (2) Estimated future payouts under the Target and Maximum columns are based upon the named executive officer's base salary as of December 31, 1996.

Note (3) If the Corporation does not meet its minimum threshold average ROA or the participant receives a 0% individual performance rating, there is no payout.

Note (4) Under the current formula, the maximum individual payout is limited to 196% of the target amount.

Defined Benefit Pension Plans

   The Corporation has an Employees' Retirement Plan (the "ERP") for employees of the Corporation and participating subsidiaries who have completed certain age and service requirements. Under the ERP, covered compensation includes salary, including overtime, but excluding bonuses. Pension compensation is also limited to the maximum allowable under the Internal Revenue Code. Retirement benefits become payable effective upon an employee's retirement at the normal retirement age of 65 years. Normal retirement benefits payable under the ERP are based on total or final compensation and years of credited service. Under specified circumstances, an employee who has attained a certain age and length of service may retire early with reduced benefits. The ERP was "frozen" as of December 31, 1995 and no participant will accrue benefits under the ERP for service after December 31, 1995.

   The Corporation also maintains a pension portion of the SERP under which the above-named executive officers continue to earn benefits based on the ERP formula. In determining pension benefits under the SERP, the participant's covered compensation includes base pay, commissions, overtime, short-term incentive pay, and the annual cash bonus earned under IPKE; a participant's covered compensation does not include the cash portion of the Corporation's Cash Bonus Plan or any LTIP bonus. The pension benefit payable under the SERP is reduced by the participant's "frozen" accrued benefit under the ERP.

   The following table illustrates the estimated annual pension benefits payable under the ERP and the SERP to an executive officer at age 65. Whether these amounts become payable depends on the contingencies and conditions set forth in the ERP and the SERP.

                                             Years of Service/(2)/
       Average          -----------------------------------------------------------
   Compensation/(1)/       15        20        25        30        35         40
  -----------------     -------   -------   -------   -------   -------   ---------
     $200,000          $ 50,225  $ 66,967  $ 83,708  $100,450  $117,192    $133,933
      250,000            63,350    84,467   105,583   126,700   147,817     169,933
      300,000            76,475   101,967   127,458   152,950   178,442     203,933
      350,000            89,600   119,467   149,333   179,200   209,067     238,933
      400,000           102,725   136,967   171,208   205,450   239,692     273,933
      450,000           115,850   154,467   193,083   231,700   270,317     308,933
      500,000           128,975   171,967   214,958   257,950   300,942     343,933
      550,000           142,100   189,467   236,833   284,200   331,567     378,933
      600,000           155,225   206,967   258,708   310,450   362,192     413,933
      650,000           168,350   224,467   280,583   336,700   392,817     448,933
      700,000           181,475   241,967   302,458   362,950   423,442     483,933
      750,000           194,600   259,467   324,333   389,200   454,067     518,933
      800,000           207,725   276,967   346,208   415,450   484,692     553,933
      850,000           220,850   294,467   368,083   441,700   515,317     588,933
      900,000           233,975   311,967   389,958   467,950   545,942     623,933
      950,000           247,100   329,467   411,833   494,200   576,567     658,933
    1,000,000           260,225   346,967   433,708   520,450   607,192     693,933
    1,050,000           273,350   364,467   455,583   546,700   637,817     728,933
    1,100,000           286,475   381,967   477,458   572,950   668,442     763,933
    1,150,000           299,600   399,467   499,333   599,200   699,067     798,933
    1,200,000           312,725   416,967   521,208   625,450   729,692     833,933
    1,250,000           325,850   434,467   543,083   651,700   760,317     868,933
    1,300,000           338,975   451,967   564,958   677,950   790,942     903,933
    1,350,000           352,100   469,467   586,833   704,200   821,567     938,933
    1,400,000           365,225   486,967   608,708   730,450   852,192     973,933
    1,450,000           378,350   504,467   630,583   756,700   882,817   1,008,933
    1,500,000           391,475   521,967   652,458   782,950   913,442   1,043,933

Notes to Defined Benefit Pension Plans Table:

Note (1) Final average compensation represents the average annual compensation during the highest 60 consecutive calendar months in the last 120 calendar months of creditable service. Compensation for the purpose of this table includes base salary plus the value of awards under the IPKE as shown on the Summary Compensation Table (but not bonuses under the LTIP or the Cash Bonus Plan). Beginning in 1994, the amount of the IPKE included in compensation for any year for purposes of the ERP and the SERP is the amount earned for the performance year, though not paid until March of the following year. See "Report of Executive Compensation Committee--Annual Incentives." The estimated annual benefits are computed on the basis of a straight-life annuity form of payment with no social security offset.

Note(2) As of December 31, 1996, the number of years of creditable service under the Corporation's defined benefit plans for each of the named executive officers in the Summary Compensation Table was as follows:
          Mr. Dods, 28 years; Mr. Tsui, 13 years (3 years actual service plus 10 years added by the Executive Compensation Committee when Mr. Tsui was hired); Mr. Karr, 24 years; Mr. Horner, 18 years; and Mr. Pang, 21 years.

Change in Control Arrangements

   There are no employment contracts, change-in-control arrangements (other than in the LTIP, SIP and Deferred Compensation Plan) or termination of employment arrangements with the named executive officers.

Compensation Committee Interlocks and Insider Participation

   The members of the Executive Compensation Committee are Fujio Matsuda (Chairman), John C. Couch, Julia Ann Frohlich, David M. Haig, Richard T. Mamiya and Roderick F. McPhee.
   No member of the Executive Compensation Committee was, at any time during the last completed fiscal year, an officer or employee of the Corporation or any of its subsidiaries.

   The Corporation has in the ordinary course of business extended credit to Messrs. Couch and Haig, and to Doctors Matsuda, Mamiya and McPhee (consisting of real estate mortgages and consumer credit lines) as follows:

                                Largest         Aggregate        Interest
                               Aggregate      Indebtedness         Rate
                              Indebtedness     Outstanding          Per
            Name                in 1996     December 31, 1996      Annum
        --------------------  ------------  -----------------  -------------
        John C. Couch.......    $1,857,704      $1,832,182     5.000%-9.250%
        David M. Haig.......    $1,046,419      $  977,248     8.000%-8.250%
        Richard T. Mamiya...    $2,611,528      $  444,444     5.000%-9.875%
        Fujio Matsuda.......    $  357,973      $  326,919     5.000%-8.375%
        Roderick F. McPhee..    $  280,217      $  276,248     8.125%-8.375%

   Mr. Couch is Chairman of the Board and a director of A&B, which owns 5.33% of the Corporation's outstanding Common Stock. Mr. Dods is a director of A&B and the Trust and Investments Division of First Hawaiian Bank holds 2,574,606 shares of A&B's common stock in a fiduciary capacity. Mr. Dods does not serve on the executive compensation committee (or other board committee performing the equivalent function) of A&B.

   The Bank has (a) made loans to, and issued letters of credit on behalf of, A&B and its wholly-owned subsidiary, A&B-Hawaii, Inc., (b) made loans to, and issued a letter of credit on behalf of, Matson Navigation Company, Inc., a subsidiary of A&B, and (c) made loans to, and issued letters of credit on behalf of, California and Hawaiian Sugar Company, Inc., a subsidiary of A&B-Hawaii, Inc. These loans and the letters of credit were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

Report of Executive Compensation Committee.

   The Executive Compensation Committee of the Board of Directors (the "Committee") is composed of independent, outside Directors of the Corporation. The Board of Directors has delegated responsibility for administering the executive compensation program of the Corporation and its subsidiaries to the Committee.

   The executive compensation philosophy of the Corporation is to provide remuneration to top performers that is consistent with the quality of their contributions and the sacrifices they make on behalf of the organization. We believe that the overall compensation package of executives who contribute to the long-term advancement of the company should reflect their influence on that growth. The Corporation intends to make it rewarding for these key executives to remain until retirement. Key objectives of this philosophy include:

   . providing a pay system designed to attract, retain and motivate executives;

   . establishing compensation plans which emphasize performance-based pay opportunities, as measured by operating, financial and strategic objectives and goals;

   . providing longer-term, equity-based incentives for executives to ensure they are motivated and rewarded for growth in equity value and enhanced value to the stockholders.

   The compensation program administered by the Committee includes three components designed to implement the foregoing objectives: (1) base salaries;
(2) annual incentives; and (3) long-term incentives. Each of these components of compensation is discussed separately below.

Base Salaries

   Base salaries of executive officers are set annually by the Committee. The Committee takes into consideration factors such as varying levels of responsibility, individual performance, consistency and fairness, cost of living factors, the Corporation's operating results and financial performance and cost control. The Committee places no particular weight on, or relative importance to, any single factor in adjusting base salaries.

Annual Incentives

   Annual incentives for executive officers are provided pursuant to the IPKE, which provides cash and deferred bonuses based upon the Corporation's profitability and the executive's performance over the course of the year. The IPKE promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives, in the form of annual cash bonuses or restricted stock awards, to achieve corporate and individual performance goals. Moreover, annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals. The IPKE was originally approved by the stockholders in 1969 and has subsequently been amended several times by the stockholders.

   The total amount of bonuses available under the IPKE is a bonus pool equal to 2 1/2% of consolidated income, before income taxes and securities gains, for the performance year. Guideline percentages of base salary are set, increasing as the executives' pay grades increase. The Chief Executive Officer, at his discretion, allocates a portion of the annual bonus pool to each business unit. The manager of each business unit recommends how this allocated amount should be distributed to individual participants in the business unit. Individual awards above or below guideline percentages are generally based upon the participant's management level and performance during the performance period. The business unit manager's recommendations are reviewed and approved or adjusted by the Chief Executive Officer. These recommendations are then presented to the Committee for final review and approval. The Committee grants individual bonuses above or below guideline percentages based upon the Committee's judgment, after reviewing the recommendation of the Chief Executive Officer, as to individual performance and relative levels of responsibility.

   The IPKE performance year is the fiscal year of the Corporation, which is the calendar year. Calculation and award of IPKE bonuses for each year's performance is deferred until the following March. This allows management and the Committee to base the awards upon final, rather than projected, performance results for the year. Therefore, no IPKE awards for the 1996 performance year have been calculated and they are not reported in this Proxy Statement. IPKE awards granted in 1995 and 1996 for 1994 and 1995 performances for the named executive officers are reported in "Executive Compensation--Summary Compensation Table."

   Executive officers are also eligible to receive annual contributions and bonuses under the Corporation's Profit Sharing Plan and Cash Bonus Plan, which are plans with fixed profit sharing formulas in which all eligible employees of the Corporation participate and which are not administered by the Committee.

Long-Term Incentives

   Long-term incentives are provided in the form of cash awards under the Corporation's LTIP and grants of stock options under the SIP. In keeping with the Corporation's commitment to provide a total compensation package which places a significant amount of pay "at-risk", long-term incentives, together with awards under the IPKE, comprise approximately 40% of the value of an executive's total compensation package if the Corporation meets its target performance levels.

   The Corporation's LTIP applies to a group of key executives approved by the Committee that is much smaller than the group eligible for IPKE and SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain target levels of performance over a 3-year performance cycle. Under the formula in effect for the 3-year cycle ending in 1996, LTIP awards were based on target percentages (ranging from 10% to 50%) of each participant's average base salary over the 3-year performance cycle. If the Corporation did not achieve a threshold average ROE of 14% over the 3-year performance cycle, no payouts were to be made under the LTIP. When the Corporation's average ROE exceeded the threshold level, the target payouts to participants were to be adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by ROA, and based upon the Corporation's average efficiency ratio over the period. Relative ROA and average efficiency ratio were equally weighted in the payout determination. In addition, LTIP awards to participants were to be adjusted by the Committee based on each individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance). In the Committee's judgment, these performance measures were closely linked to stockholder value creation and reinforced desired long-term strategies and performance.

   The Corporation has completed the 1994-1996 performance cycle. The Corporation's average ROE for the period was 11.88%, which did not meet the minimum threshold level for awards to be earned during the cycle. Accordingly, no awards will be payable for the 1994-1996 cycle.

   The peer group used for LTIP purposes is comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations. The group, which is updated and approved annually by the Committee, includes some, but not all, of the companies in the S&P Major Regional Bank Index.

   The formula for calculating LTIP payouts for the 1996-1998 performance cycle is described under "Long-Term Incentive Plans--Awards in Last Fiscal Year" in this proxy statement.

   Under the SIP approved by the stockholders, stock options are granted at an option exercise price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the enhancement of stockholder value over the long term and encourages equity ownership in the Corporation.

   Guidelines for setting the size of stock option grants were set by the Committee at the time the SIP was established, based on the recommendation of an independent consultant. The guideline for stock option grants is a percentage of base salary (ranging from 10% to 85%), based upon officer grades (increasing as grade increases), resulting in a dollar target which is then converted into the target number of shares by dividing the dollar target by the Corporation's stock price on the date of grant. The size of individual annual awards is increased or decreased from the guideline level based on individual performance at the sole discretion of the Committee.

Chief Executive Officer's Compensation

   Base Salary In March, 1996, the Committee reviewed Mr. Dods' performance and noted his leadership qualities which have successfully led the Corporation to increased profitability and growth during a sustained period of economic adversity. Particularly noted was his initiative to expand to new operations in the Pacific Northwest which will provide major growth opportunities in the future. Based on these factors, the Committee concluded that a merit increase in base salary was warranted and accordingly set his salary at $750,000 effective March 1, 1996.

   Annual Incentives As stated above, IPKE payments for 1996 have not yet been determined. The IPKE payment for Mr. Dods to be granted in 1997 for 1996 performance will be reflected in the proxy statement for the 1998 annual meeting. As a result of the Corporation's and his performance for 1995, the Committee awarded him $420,000 under the IPKE, which was paid in 1996.

   Long-Term Incentives In March, 1996, Mr. Dods received options to purchase 22,000 shares pursuant to the SIP, as set forth in the table under the section "Option Grants in Last Fiscal Year." This award was based upon the SIP's guideline percentage of base salary, and the number of shares was rounded up to the closest 1,000 shares. The Committee has determined that in its judgment the number of options granted was appropriate in light of other elements of compensation awarded and would serve the objective of directly linking a significant portion of Mr. Dods' compensation to future creation of stockholder value.

   Based on the Corporation's financial performance for the 1992-1994 and 1993-1995 performance cycles, no LTIP payouts were made to Mr. Dods in 1995 and 1996. As discussed above, Mr. Dods will not receive an LTIP payout in 1997 for the 1994-1996 performance cycle because the minimum threshold level was not met.

Policy with Respect to the $1 Million Deduction Limit

   Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to certain executive officers, unless certain requirements are met. The Corporation's pay philosophy is performance focused and the Committee believes in retaining discretion to increase as well as decrease incentive awards based on the Committee's assessment of individual performance and other relevant factors. The Committee will continue to review its compensation programs for the executive officers subject to the deductibility limit while preserving its focus on performance-driven compensation.

                                    Executive Compensation Committee


                                    Fujio Matsuda, Chairman
                                    John C. Couch
                                    Julia Ann Frohlich
                                    David M. Haig
                                    Richard T. Mamiya
                                    Roderick F. McPhee

Stockholder Return Performance Graph

   The attached Comparison of Five-Year Cumulative Total Stockholder Return performance graph shows the cumulative total stockholder return (stock price appreciation and reinvestment of dividends) on the Common Stock during the last five years as compared to the S&P Major Regional Bank Index and the broader S&P 500 Index.


        Comparison of Five-Year
        Cumulative Total Stockholder Return*
        ===================================
        Among First Hawaiian, Inc. Common Stock, S&P 500 Index and S&P Major Regional Bank Index (companies appear in published industry index).


        [LINE GRAPH APPEARS HERE]


                                             For the years ended December 31
                                       1991    1992    1993    1994    1995    1996
                                       --------------------------------------------
       First Hawaiian,
       Inc. Common Stock                100     108      97      97     128     155
       ----------------------------------------------------------------------------
       S&P500 Index                     100     108     118     120     165     203
       ----------------------------------------------------------------------------
       S&P Major Regional Bank Index    100     127     135     128     201     275
       ----------------------------------------------------------------------------

       * Total return assumes reinvestment of dividends and $100 invested on December 31, 1991 in the First Hawaiian, Inc. Common Stock, S&P 500 Index and S&P Major Regional Bank Index.

Certain Transactions

   The total amount of loans outstanding to directors and executive officers of the Corporation from the Bank aggregated $3,169,885 at December 31, 1996. These loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

   The following schedule shows detailed information on loans made by the Corporation to those Directors (including nominees) and executive officers of the Corporation whose aggregate indebtedness exceeded $60,000 at any time during 1996. All loans are secured by real estate mortgages or are consumer credit lines:


                                           Aggregate
                              Largest     Indebtedness    Interest
                             Aggregate    Outstanding       Rate
                            Indebtedness  December 31,       Per
     Name and Title           in 1996         1996          Annum
-------------------------   ------------  ------------  --------------
John W. A. Buyers             $  957,142    $  942,867  5.000%-8.875%
Director
John C. Couch                 $1,857,704    $1,832,182  5.000%-9.250%
Director
Walter A. Dods, Jr.           $  399,075    $  150,000  5.000%-9.600%
Chairman,
Chief Executive Officer
and Director
David M. Haig                 $1,046,419    $  977,248  8.000%-8.250%
Director
Donald G. Horner              $  427,504    $  374,129  5.000%-9.600%
Executive Vice President
Howard H. Karr                $  719,993    $  196,289  5.000%-9.600%
Executive Vice President
and Treasurer
Bert T. Kobayashi, Jr.        $  812,462    $  792,824  5.000%-8.000%
Director
Richard T. Mamiya             $2,611,528    $  444,444  5.000%-9.875%
Director
Fujio Matsuda                 $  357,973    $  326,919  5.000%-8.375%
Director
Roderick F. McPhee            $  280,217    $  276,248  8.125%-8.375%
Director
John K. Tsui                  $  450,511    $  445,260  6.500%-7.750%
President and Director

   The Bank leases a parcel of land, on which a branch of the Bank is located, from the Estate of S.M. Damon pursuant to a lease commencing July 1, 1967. This lease is for a term of 50 years, requiring the payment of a fixed annual rent of $95,713 annually from July 1, 1993 to June 30, 1997. Rents thereafter are to be fixed for each of two succeeding 10-year periods by agreement or failing agreement by appraisal. Messrs. Haig, Weyand, Ganley and Dods are Directors of the Corporation and the Bank and Trustees of the Estate. Management of the Corporation believes that this transaction is as favorable to the Corporation and the Bank as that which would have been obtainable in transactions with persons or companies not affiliated with the Corporation or the Bank.

   The Bank leases 6,074 square feet of office space to the Estate of S.M. Damon in the new downtown Honolulu headquarters building of the Bank. The Estate leased space in the old headquarters building at $2.00 per square foot per month for the period ending April 30, 1997. In consideration of the Estate and other tenants of the old headquarters building agreeing to temporarily relocate their offices to allow for construction of the new building, the Bank offered the Estate and 3 other unrelated tenants comparable space in the new building at the same aggregate rent as previously applied in the old building. Management of the Corporation believes that, while the rent charged to the Estate and the other tenants may not be market rate rents for the new building, the arrangements made for the Estate described above are as favorable to the Corporation and the Bank as those that would have been obtainable in a similar transaction with persons or companies not affiliated with the Corporation or the Bank.

   Mr. Kobayashi is a director of the Corporation and the Bank and his law corporation is a partner of the law firm of Kobayashi, Sugita & Goda. In 1996 the Corporation and its subsidiaries paid legal fees to Kobayashi, Sugita & Goda in the amount of $915,770.


                              ELECTION OF AUDITOR

   The Board of Directors, on recommendation of the Joint Audit Committee, recommends the election of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as Auditor of the Corporation to serve for the ensuing year. Coopers & Lybrand has served the Corporation in the capacity of independent Auditors since 1973. Proxies in the accompanying form will be voted for the election of Coopers & Lybrand unless a contrary specification is indicated therein, in which event they will be voted as specified. Election of the Auditor requires the affirmative vote of a majority of the shares present or represented at the meeting. Under the Corporation's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have the effect of votes in opposition to the election of Coopers & Lybrand.

   It is expected that representatives of Coopers & Lybrand will be at the Annual Meeting and will be available to respond to questions and make a statement if they choose.
   The Board of Directors recommends a vote FOR the election of Coopers & Lybrand as Auditor.


                                 OTHER BUSINESS

   At the date of this proxy statement, management does not know of any business to be presented at the Annual Meeting other than the matters set forth above. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.


                         STOCKHOLDER PROPOSALS FOR 1998

   Proposals of stockholders intended to be presented at the 1998 Annual Meeting of the Corporation must be received by the Corporate Secretary of the Corporation on or prior to December 31, 1997.

                                    BY ORDER OF THE BOARD OF DIRECTORS
                                    FIRST HAWAIIAN, INC.

                                       Herbert E. Wolff
                                       Senior Vice President and Secretary

Dated:  March 3, 1997


A COPY OF THE ANNUAL REPORT OF THE CORPORATION ON FORM 10-K TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PRIOR TO MARCH 31, 1997, WILL BE AVAILABLE AFTER THAT DATE TO EACH STOCKHOLDER UPON WRITTEN REQUEST THEREFOR.

[LOGO OF FIRST HAWAIIAN, INC.] FIRST HAWAIIAN, INC.      THIS IS YOUR PROXY FORM

--------------------------------------------------------------------------------

                                     PROXY

       PROXY SOLICITED BY THE BOARD OF DIRECTORS OF FIRST HAWAIIAN, INC.

                        ANNUAL MEETING - APRIL 17, 1997

  The undersigned hereby appoints F. MATSUDA, R. F. McPHEE, and F. C. WEYAND, and each of them, each with full power of substitution, the proxies of the undersigned to attend the Annual Meeting of Stockholders of FIRST HAWAIIAN, INC. (the "Corporation") to be held at 9:30 o'clock A.M., Hawaiian Standard Time, on April 17, 1997 in the 30th floor Boardroom of First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, and any adjournments thereof, and to vote at said meeting and any adjournments thereof all shares of stock of the Corporation standing in the name of the undersigned, as instructed on the reverse side and in their judgment on any other business which may properly come before said meeting:

                (To Be Continued And Signed On The Other Side)

A [X] Please mark your votes as in this example.

                  FOR all
               nominees listed    WITHHOLD
                  at right       AUTHORITY
1. ELECTION        [__]            [__]     Nominees: John W.A. Buyers
   OF                                                 John C. Couch
   DIRECTORS                                          David M. Haig
                                                      Roderick F. McPhee
(INSTRUCTIONS: To withhold authority to               John K. Tsui
vote for any individual nominee write that nominee's name in the space provided below.)

------------------------------------------

2. Fix the total number of Directors at fifteen.

   FOR    AGAINST    ABSTAIN
   [__]    [__]       [__]

3. Proposal to approve the election of Coopers & Lybrand L.L.P. as Auditor:

   FOR    AGAINST    ABSTAIN
   [__]    [__]       [__]

This proxy will be voted as directed, but if no direction is specified, it will be voted FOR Proposals 1, 2 and 3.

SIGNATURE                  DATE        SIGNATURE                DATE
         ------------------    --------         ----------------    --------
                                                IF HELD JOINTLY

NOTE: Stockholder(s) should sign above exactly as name(s) appears hereon. But minor discrepancies in such signatures shall not invalidate their proxy; if more than one Stockholder, all should sign.